Exhibit 21.1

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of Formation	Effective Ownership

Orion Administrative Services, Inc.	Texas	Orion Marine Group, Inc.	100%

OCLP, LLC	Nevada	Orion Marine Group, Inc.	100%

OCGP, LLC	Texas	OCLP, LLC	100%

Orion Construction, LP	Texas	OCLP, LLC	99%
		OCGP, LLC	1%

Orion Marine Construction, Inc.	Florida	Orion Construction, LP	100%

Orion Industrial Construction, LLC f/k/a	Louisiana	Orion Marine Group, Inc.	100%
F. Miller Construction, LLC

Orion Marine Contractors, Inc.	Delaware	Orion Marine Group, Inc.	100%

Northwest Marine Construction, ULC	Canada	Orion Marine Contractors, Inc.	100%

Schneider E&C Company, Inc.	Florida	Orion Marine Group, Inc.	100%

SSL South, LLC	Florida	Orion Marine Construction, Inc.	100%

Industrial Channel and Dock Company	Texas	Orion Marine Construction, Inc.	100%

Commercial Channel and Dock Company	Texas	Orion Marine Construction, Inc.	100%

East & West Jones Placement Areas, LLC	Texas	Orion Administrative Services, Inc.	100%

Kingfisher Marine Services, LLC	Texas	Orion Marine Construction, Inc.	100%

Misener Marine Construction, Inc.	Georgia	Orion Marine Construction, Inc.	100%

T. LaQuay Dredging, LLC	Texas	Orion Marine Construction, Inc.	100%

Orion Construction Australia Pty Ltd	Australia	Orion Marine Contractors, Inc.	100%

Orion Marine de Mexico, S de RL de CV	Mexico	Orion Marine Construction, Inc.	99%
		Orion Administrative Services, Inc.	1%

OM Marine Services de Mexico, S de RL de CV	Mexico	SSL South, LLC	99%
		Orion Industrial Construction, LLC f/k/a	1%

		F. Miller Construction, LLC
Orion Marine Construction TCI, Ltd	Turks and Caicos	Orion Marine Construction, Inc.	100%

T.A.S. Commercial Concrete Construction	Delaware	Orion Concrete Construction, LLC	100%

T.A.S. Proco, LLC	Texas	Orion Concrete Construction, LLC	1%
		T.A.S. Commercial Concrete, LLC	99%

T.A.S. Commercial Concrete Solutions, LLC	Texas	Orion Concrete Construction, LLC	100%

GLM Concrete Services, LLC	Texas	Orion Concrete Construction, LLC	49%